L E A S E

                             ARTICLE 1. LEASE TERMS

1.1 LANDLORD AND TENANT. This lease ("Lease") is entered into this 2nd day of December, 1998 by and between CSM CORPORATION, a Minnesota corporation, ("Landlord") and DYNAMARK, INC., a Minnesota corporation, ("Tenant").

1.2 PREMISES. Landlord hereby rents, leases, lets and demises to Tenant the premises and building (sometimes hereinafter referred to as the "Premises" and "Building", or collectively as the "Premises") illustrated on the site plan attached hereto as EXHIBIT A, together with a nonexclusive right of ingress, egress and access over and across the private drives shown on EXHIBIT A. The Premises and Building are located on the real property legally described on attached EXHIBIT B. The parties acknowledge that the Tenant is leasing the entire Building, and that the Building and Premises consist of approximately 50,407 square feet.

The Tenant acknowledges that the Premises are a part of a development which, with the addition of the Premises, will include four buildings and associated appurtenant improvements, all as shown on the site plan attached as EXHIBIT A. The Tenant acknowledges and agrees that the Premises will be subject to and benefited by various non-exclusive easements for ingress, egress and access over the private drives serving the Project, and certain exclusive easements for utilities, and other purposes provided that the same shall not interfere with the use and enjoyment of the Premises, as contemplated herein.

1.3 IMPROVEMENTS. Landlord shall diligently pursue the construction of the Building, improvements to the Premises, and site improvements pursuant to plans and specifications agreed to by Landlord and Tenant pursuant to Section 6.1 of this Lease. Architectural plans and specifications describing the improvements to be constructed are attached hereto as EXHIBITS C and D.

1.4      LEASE TERM.

         A. Term. The term of this Lease shall be for a period of one hundred fifty-six (156) months ("Lease Term"), commencing on the commencement date hereinafter specified

         B. Commencement Date. The Lease Term shall commence (the "Commencement Date") on the date that Landlord delivers the Premises to Tenant substantially complete and ready for occupancy by Tenant. The parties anticipate that the Premises will be delivered to Tenant on or about July 1, 1999. If Landlord, despite its diligent efforts, is unable to deliver the Premises to Tenant on or before such date this Lease shall nevertheless remain in full force and effect, and Landlord shall exercise diligent and reasonable efforts to deliver the Premises to Tenant as soon thereafter as is reasonably possible. If the Landlord's failure to deliver possession of the Premises on July 1, 1999 results in the Tenant paying holdover rent at its "Churchill" facility, the Landlord shall reimburse the Tenant for its actual holdover costs, provided that the Landlord's

                                       1                             Exhibit 2.1

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                  reimbursement shall in no case exceed $5,000.00.  In addition, the Landlord shall also reimburse the Tenant for "overlap" of any rent that the Tenant pays at the Churchill facility due to Landlord's failure to deliver the Premises by the first of the month. For example, if the Tenant must pay the Churchill landlord $15,000.00 for July rental, which includes $5,000.00 of holdover rent, due to the Landlord's failure to complete the Premises, and the Tenant ultimately vacates the Churchill facility on July 15th, but is not entitled to a refund for the balance of the July rent, the Landlord's penalty would be $10,161.00, which represents a $5,000.00 holdover penalty and $5,161.00 for 16/31 of the month for which the Tenant is obligated to pay rent at two facilities. Any penalty owed by the Landlord may be paid by crediting the Tenant's next rent obligation. When the Commencement Date has been established as above provided, the parties shall execute an Addendum to Lease in the form attached hereto as EXHIBIT E, which Addendum shall, among other things, confirm the Commencement Date. If the Commencement Date is other than the first day of a calendar month, this Lease shall continue in force and effect for the full Lease Term from and after the first day of the calendar month next succeeding the Commencement Date.

         C. Subject to the terms and conditions hereinafter set forth, Tenant shall have the option to extend the term of this Lease for one (1) additional sixty (60) month term ("Option Term") upon and pursuant to the same conditions contained herein.
                  This option may be exercised by written notice of exercise from Tenant to Landlord given not less than one (1) year prior to the expiration of the Lease Term. Tenant may exercise this option only if: (i) no condition of default exists with respect to Tenant's performance of its obligations under the Lease; and (ii) Tenant simultaneously exercises its options to extend under the New Lease and under the Existing Lease covering the premises located at 4295 Lexington Avenue North in Arden Hills, Minnesota (as defined in Section 14.12 of the New Lease). Base Rent for the Option Term shall be at the fair market rate for comparable space in the north suburban geographic area. The fair market rent shall be agreed upon by Tenant and Landlord within sixty (60) days of Tenant's notice to Landlord of its irrevocable intent to exercise its option to extend set forth herein. The fair market rental rate shall be determined in accordance with the definition set forth in
                  Section 7 of the Existing Lease dated May 1, 1995 and amended December 30, 1996 for the premises located at 4295 Lexington Avenue North in Arden Hills, Minnesota. In the event that Landlord and Tenant fail to agree to the fair market rental rate in the time period set forth herein, then the fair market rent shall be established in accordance with the arbitration procedures set forth in Section 8 of the Existing Lease for the premises located at 4295 Lexington Avenue North in Arden Hills, Minnesota. If Tenant fails to exercise this option as aforesaid, this option shall be null and void and of no further force and effect.

         D. Miscellaneous. In the event that Tenant does not vacate the Premises upon the expiration or termination of this Lease, Tenant shall be a tenant at will for the holdover period and all of the terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord as base rental for the period of such holdover an amount equal to one and one-quarter

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                  (1.25)  times the base rent which  would have been  payable by
                  Tenant had the holdover period been a part of the original term of this Lease, together with all additional rent as provided in this Lease. During any such holdover period, Tenant agrees to vacate and deliver the Premises to Landlord upon Tenant's receipt of notice from Landlord to vacate. The rental payable during the holdover period shall be payable to Landlord on demand. No holding over by Tenant, whether with or without the consent of Landlord, shall operate to extend the term of this Lease.

1.5      BASE RENT.

         A.       Initial Base Rent.

                                Months         Monthly Base Rent*   Per Sq. Ft.*
                                ------         ------------------   ------------

                  Initial Term:
                                1-60             $64,899.01          $15.45
                                61-120           $66,789.28          $15.90
                                121-156          $68,679.54          $16.35

                  Option Term:
                                157-216          market              market

                  *Base Rent is subject to adjustment as provided in Sections 1.5.B., 6.1, and 14.14 of this Lease

         B. Adjustment of Base Rent. The Initial Base Rent set forth above has been computed at the per square foot rates set forth above, assuming that the Premises consist of 50,407 square feet. The actual number of square feet in the Premises shall be determined by Landlord from "As Built" measurements of the Building and Premises, and shall be accomplished by measuring from the exterior face of the exterior walls of the Building. Once such measurements are accomplished, Landlord and Tenant shall execute an addendum to lease to confirm the actual square footage of the Premises and to establish the monthly base rent for the Premises by multiplying the actual square footage of the Premises times the per square foot rent set forth above. The Initial Base Rent shall also be adjusted based upon the actual construction costs as set forth in
                  Section 6.1.

1.6      PERMITTED USE:  General office.

1.7      PRO-RATA SHARE: One  hundred  and  no/100  percent  (100%),  subject to adjustment as provided in Section 2.2 hereof.

1.8      ADDRESSES.

         LANDLORD'S ADDRESS:                    TENANT'S ADDRESS:

         CSM CORPORATION                        DYNAMARK, INC.

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         2575 UNIVERSITY AVE. W., #150          4255 LEXINGTON AVE. N.
         ST. PAUL, MN  55114-1024               ARDEN HILLS, MN  55112
         (651) 646-1717                         ATTN:  JIM SCHOELLER, SR. V.P.


            ARTICLE 2. RENT, OPERATING EXPENSES AND SECURITY DEPOSIT

2.1 BASE RENT. Tenant agrees to pay monthly as Base Rent during the term of this Lease the sum of money set forth in Section 1.5 of this Lease, which amount will be payable to Landlord at the address shown above. Monthly installments of Base Rent shall be due and payable, in advance, on or before the first day of each calendar month during the term of this Lease; provided that if the Commencement Date should be a date other than the first day of a calendar month, the monthly Base Rent shall be prorated on a daily basis to the end of that calendar month, and shall be payable on or before the Commencement Date of this Lease. Tenant shall pay, as additional rent, all other sums due under this Lease. Landlord will promptly commence construction of the Building and Premises and shall diligently pursue construction thereof in order to have the Building and the Premises substantially complete on the Commencement Date. For the purposes of this provision, "substantially complete" shall mean that the Building and Premises are substantially completed in accordance with the approved construction documents and the requirements of the City of Arden Hills, subject only to punchlist and minor completion items that will not prevent Tenant from occupying and commencing operations within the Premises, which punchlist and minor completion items Landlord agrees to promptly complete.

If, prior to June 15, 1999, Landlord determines that it will not be able to deliver the Building and Premises to Tenant in the condition required by the anticipated Commencement Date, Landlord shall notify Tenant, in writing, on or before July 1, 1999, and the Commencement Date shall be extended to the actual substantial completion date. In such event, Landlord shall provide Tenant with not less than forty-five (45) days prior written notice of the anticipated substantial completion date.

If, subject to force majeure or Tenant caused delays, the Building and Premises are not substantially complete and ready for Tenant's occupancy by August 1, 1999, Landlord shall pay to Tenant, as a credit against the first installment of Base Rent and additional rent payable hereunder, an amount equal to $500.00 for each day thereafter until the Building and the Premises are substantially complete and ready for Tenant's occupancy. If, subject to force majeure or Tenant caused delays, the Building and Premises are not substantially complete and ready for Tenant's occupancy by September 1, 1999, Tenant shall have the option to terminate this Lease by written notice to Landlord after September 1, 1999 and prior to substantial completion of the Building and Premises.

2.2 OPERATING EXPENSES. Tenant shall also pay as additional rent Tenant's pro rata share of the operating expenses of Landlord for the Building. Landlord may invoice Tenant monthly for Tenant's pro rata share of the estimated operating expenses for each calendar year, which amount shall be adjusted from time-to-time by Landlord based upon reasonably anticipated operating expenses. Within six (6) months following the close of each calendar year, Landlord shall provide Tenant an accounting showing in reasonable detail the computations of additional rent due under this Section. In the event the accounting shows

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that the total of the  monthly  payments  made by Tenant  exceeds  the amount of additional rent due by Tenant under this Section, the accounting shall be accompanied by evidence of a credit to Tenant's account. In any event the accounting shows that the total of the monthly payments made by Tenant is less than the amount of additional rent due by Tenant under this Section, the accounting shall be accompanied by an invoice for the additional rent. If this Lease shall terminate on a day other than the last day of a calendar year, the amount of any additional rent payable by Tenant applicable to the year in which the termination shall occur shall be prorated on the ratio that the number of days from the commencement of the calendar year to and including such termination date bears to 365. Tenant agrees to pay any additional rent due under this Section within ten (10) days following receipt of the invoice or accounting showing additional rent due. Tenant's pro rata share set forth in
Section 1.8 shall, subject to reasonable adjustment by Landlord, be equal to a percentage based upon a fraction, the numerator of which is the total area of the Premises as set forth in Article 1 and the denominator of which shall be the net rentable area of the Building, as the same may change from time to time.

2.3 DEFINITION OF OPERATING EXPENSES. The term "operating expenses" includes all expenses incurred by Landlord with respect to the maintenance and operation of the Building, including, but not limited to, the following: maintenance, repair and replacement costs; electricity, fuel, water, sewer, gas and other common Building utility charges; equipment used for maintenance and operation of the Building; operational expenses; exterior window washing and janitorial services; trash and snow removal; landscaping and pest control; management fees, wages and benefits payable to employees of Landlord whose duties are directly connected with the operation and maintenance of the Building; all services, supplies, repairs, replacements or other expenses for maintaining and operating the Building or project including parking and common areas; improvements made to the Building which are required under any governmental law or regulation that was not applicable to the Building at the time it was constructed; installation of any device or other equipment which improves the operating efficiency of any system within the Premises and thereby reduces operating expenses; all other expenses which would generally be regarded as operating, repair, replacement and maintenance expenses; all real property taxes and installments of special assessments, including dues and assessments by means of deed restrictions and/or owners' associations which accrue against the Building during the term of this Lease and legal fees incurred in connection with actions to reduce the same; and all insurance premiums Landlord is required to pay or deems necessary to pay, including fire and extended coverage, and rent loss and public liability insurance, with respect to the Building.

Notwithstanding the foregoing, operating expenses shall not include any expenditure which must be capitalized for federal income tax purposes, except that operating expenses shall include the amortization of any such capital expenditures (except capital expenditures for improvements made to the Building without the consent of Tenant, or for restoration or repair of damage to the Building caused by casualty) on a straight-line basis over the reasonably estimated useful life, at an amortization rate equal to the rate of Treasury Securities of comparable term, plus two percent (2%).

Further, operating expenses shall not include:

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         A.       Taxes  payable  by  reason  of any  "minimum  assessment":  or similar agreement to the extent exceeding the taxes which otherwise would be payable with respect to the property of which the Premises are a part; or

         B. Special assessments levied or pending on the date of this Lease or levied for public improvements constructed in connection with the initial construction of the Building or any additional building; or

         C. Expenses of contesting taxes or the assessed value of the property of which the Premises are a part in excess of the savings achieved in such contest; or

         D. Management fees exceeding fifteen percent (15%) of other operating expenses except taxes and special assessments; or

         E. Expenses incurred by Landlord in satisfying its obligations under Section 14.13 hereof.

2.4 INCREASE IN INSURANCE PREMIUMS. If an increase in any insurance premiums paid by Landlord for the Building is caused by Tenant's use of the Premises or if Tenant vacates the Premises and causes an increase in such premiums, then Tenant shall pay as additional rent the amount of such increase to Landlord.


                          ARTICLE 3. OCCUPANCY AND USE

3.1 USE. Tenant warrants and represents to Landlord that the Premises shall be used and occupied only for the purpose as set forth in Section 1.6. Tenant shall occupy the Premises, conduct its business and control its agents, employees, invitees and visitors in such a manner as is lawful, reputable and will not create a nuisance. Tenant shall not permit any operation which emits any odor or matter which intrudes into other portions of the Building or otherwise interfere with, annoy or disturb any other lessee in its normal business operations or Landlord in its management of the Building. Tenant shall not permit any waste on the Premises to be used in any way which would, in the opinion of Landlord, be extra hazardous on account of fire or which would, in any way, increase or render void the fire insurance on the Building.

3.2 SIGNS. No sign of any type or description shall be erected, placed or painted in or about the Premises or Building which are visible from the exterior of the Premises, except those signs submitted to Landlord in writing, and which signs are in conformance with Landlord's sign criteria, if any, established for the Building.

3.3 COMPLIANCE WITH LAWS, RULES AND REGULATIONS. Tenant, at Tenant's sole cost and expense, shall comply with all laws, ordinances, orders, rules and regulations of state, federal, municipal or other agencies or bodies having jurisdiction over the use, condition or occupancy of the Premises, provided that Tenant shall not be obligated to make any material capital improvements required by such laws, ordinances, orders, rules and regulations, (nor shall Landlord have such obligation). For purposes of this clause, a "material capital improvement" shall mean any capital improvement or series of capital improvements within any calendar year, costing in excess of $1,500.00. Tenant will comply with the

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


reasonable rules and regulations of the Building adopted by Landlord. Landlord shall have the right at all times to change and amend the rules and regulations in any reasonable manner as may be deemed advisable for the safety, care, cleanliness, preservation of good order and operation or use of the Building or the Premises. All rules and regulations of the Building will be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant.

3.4 WARRANTY OF POSSESSION. Landlord warrants that it has the right and authority to execute this Lease, and Tenant, upon payment of the required rents and subject to the terms, conditions, covenants and agreements contained in this Lease, shall have possession of the Premises during the full term of this Lease as well as any extension or renewal thereof. Landlord shall not be responsible for the acts or omissions of any other lessee or third party that may interfere with Tenant's use and enjoyment of the Premises.

3.5 RIGHT OF ACCESS. Landlord or its authorized agents shall, at any and all reasonable times and upon reasonable notice, have the right to enter the Premises to inspect the same, to show the Premises to prospective purchasers, lessees, mortgagees, insurers or other interested parties, and to alter, improve or repair the Premises or any other portion of the Building. Tenant hereby waives any claim for damages for injury or inconvenience to or interference with Tenant's business, any loss of occupancy or use of the Premises, and any other loss occasioned thereby, except as may result from the negligent or willful misconduct of Landlord. Tenant shall not change Landlord's lock system or in any other manner prohibit Landlord from entering the Premises. Landlord shall have the right to use any and all means which Landlord may deem proper to open any door in an emergency without liability therefor. Tenant shall permit Landlord to erect, use, maintain and repair pipes, cables, conduits, plumbing, vents and wires in, to and through the Premises as often and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper use, operation and maintenance of the Building; provided that Landlord does not thereby materially interfere with the use and enjoyment of the Premises by Tenant for general office purposes.


                     ARTICLE 4. UTILITIES AND ACTS OF OTHERS

4.1 BUILDING SERVICES. Tenant shall pay when due, all charges for utilities furnished to or for the use or benefit of Tenant or the Premises. Tenant shall have no claim for rebate of rent on account of any interruption in service.

4.2 THEFT OR BURGLARY. Landlord shall not be liable to Tenant for losses to Tenant's property or personal injury caused by criminal acts or entry by unauthorized persons into the Premises or the Building.

4.3 UNDERGROUND CHILLED WATER LINE. In the event that the general contractor or one of its subcontractors damages the underground chilled water line serving the 4295 building, and the damage necessitates the Tenant shutting down its chilled water computers, the Landlord shall pay a penalty of $5,000.00 per day for every day that the computers are inoperable due to the unavailability of chilled water. Any penalty owed by the Landlord may be paid by crediting the Tenant's next rent obligation.

                       ARTICLE 5. REPAIRS AND MAINTENANCE

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5.1. LANDLORD REPAIRS.  Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Premises or the Building during the term of this Lease except as are set forth in this Section. Landlord shall maintain only the roof, foundation, parking and common areas, the structural soundness of the exterior walls, doors, corridors, and other structures serving the Premises in good order and repair, provided, that Landlord's cost of maintaining, replacing and repairing the items set forth in this Section are operating expenses subject to the additional rent provisions in
Section 2.2 and 2.3. Landlord shall correct any deficiencies in maintenance within thirty (30) days after written notice from Tenant; provided that for work that cannot be completed within thirty (30) days, Landlord shall not be in default hereunder if Landlord commences the work within such thirty (30) day period and diligently proceeds to complete such work; and provided that in the case of an emergency, Landlord shall take action to correct deficiencies as promptly as practicable. Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience, and Tenant shall not be entitled to any abatement or reduction of rent by reason of any repairs, alterations or additions made by Landlord under this Lease; provided that Landlord does not thereby materially interfere with the use and enjoyment of the Premises by Tenant for general office purposes.

5.2 TENANT REPAIRS. Tenant shall, at all times throughout the term of this Lease, including renewals and extensions, and at its sole expense, keep and maintain the Premises in a clean, safe, sanitary and first class condition and in compliance with all applicable laws, codes, ordinances, rules and regulations, provided that Tenant shall not be obligated to make any material capital improvements required by such laws, ordinances, orders, rules and regulations, (nor shall Landlord have such obligation). For purposes of this clause, a "material capital improvement" shall mean any capital improvement or series of capital improvements within any calendar year, costing in excess of $1,500.00. Tenant's obligations hereunder shall include, but not be limited to, the maintenance, repair and replacement, if necessary, of all heating, ventilation, air conditioning, lighting and plumbing fixtures and equipment, fixtures, motors and machinery, all interior walls, partitions, doors and windows, including the regular painting thereof, all exterior entrances, windows, doors and docks and the replacement of all broken glass. When used in this provision, the term "repairs" shall include replacements or renewals when necessary, and all such repairs made by the Tenant shall be equal in quality and class to the original work. Notwithstanding the foregoing, Tenant shall not be responsible for major non-recurring repairs of or replacements to the HVAC system, except where caused by Tenant's failure to properly utilize, maintain and secure said system; Tenant, however, shall pay the amortization (utilizing the amortization method for capital expenditures described in Section 2.3) of the costs of such major repairs or replacements performed after the five (5) year anniversary of the Commencement Date. For purposes of this paragraph, "major repairs or replacement of the HVAC system" shall mean expenditures for major repairs to or replacement of compressors or exchangers. The Tenant shall keep and maintain all portions of the Premises and the sidewalk and areas adjoining the same in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice. If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease after notice shall have been given Tenant, in accordance with this Lease, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant's merchandise, fixtures or other property or to Tenant's business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord all costs plus fifteen percent (15%) for overhead incurred by Landlord in making such repairs upon presentation to Tenant of bill therefor.

5.3. TENANT DAMAGES. Tenant shall not allow any damage to be committed on any portion of the Premises or Building or common areas, and at the termination of this lease, by lapse of time or otherwise, Tenant shall deliver the Premises to Landlord in as good condition as existed at the Commencement Date of this Lease, ordinary wear and tear and damage by casualty excepted. The cost and expense of repairs necessary to restore the condition of the Premises shall be borne by Tenant.


                     ARTICLE 6. ALTERATIONS AND IMPROVEMENTS

6.1 LANDLORD IMPROVEMENTS. Landlord will complete construction of the improvements to the Premises in accordance with the architectural plans and specifications attached hereto as EXHIBITS C and D. Any changes or modifications to the said plans and specifications shall be accomplished by written change order executed by both Landlord and Tenant. The parties agree that the Initial Base Rent is based on the development cost estimates set forth in the preliminary project budget attached hereto as EXHIBIT F, and that upon Project completion the Base Rent will be increased or decreased to reflect actual project costs. Specifically, upon completion of the construction of the Premises, the Initial Base Rent shall be adjusted so that Landlord's gross annual yield is thirteen and thirty-five/100 percent (13.35%) of the total cost of the Project (i.e. annual Base Rent equals Total Project Costs multiplied by 13.35%), provided, however that the "Soft Costs" as set forth in EXHIBIT F shall be fixed at $616,809.00. Tenant shall be entitled to participate in the construction management process and will have the right to initiate and approve plan modifications and all construction subcontracts. Landlord shall provide Tenant with construction cost information on an "open book" basis and will allow Tenant to audit Landlord's accounting records with respect to the construction of the Premises. Upon completion of construction and reconciliation of Total Project Costs, the Landlord and Tenant shall execute an Addendum in the form of attached EXHIBIT E, which Addendum shall, among other things, confirm the Base Rent for the Premises. In the event the Total Project Costs incurred by Landlord (exclusive of Soft Costs) exceed Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000), then any such excess costs shall be paid to Landlord by Tenant, in cash, within fifteen (15) days following completion of construction, reconciliation of Project Costs, and Landlord's submission of an invoice to Tenant for such excess costs.

6.2 TENANT IMPROVEMENTS. Tenant shall not make or allow to be made any alterations or physical additions in or to the Premises without first obtaining the written consent of Landlord, which consent may not be unreasonably withheld. Any alterations, physical additions or improvements to the Premises made by Tenant shall at once become the property of Landlord and shall be surrendered to Landlord upon the termination of this Lease; provided, however, Landlord, as a condition to its consent to any proposed alteration or addition, may require Tenant to remove any physical additions and/or repair any alterations in order to restore the Premises to the conditions existing at the time Tenant took possession, all costs of removal and/or alterations to be borne by Tenant. This clause shall not apply to moveable equipment or furniture owned by Tenant, which Tenant shall have the right to mortgage, and which may be removed by Tenant at any time and from time to time. Landlord agrees to cooperate with Tenant in connection with any financing Tenant elects to place on its equipment and personal property, including execution of such certificates and documents as Tenant's lender may reasonably request.

                        ARTICLE 7. CASUALTY AND INSURANCE

7.1 SUBSTANTIAL DESTRUCTION. If all or a substantial portion of the Premises or the Building should be totally destroyed by fire or other casualty, or if the Premises or the Building should be damaged so that rebuilding cannot reasonably be completed within two hundred (200) working days after the date of written notification by Tenant to Landlord of the destruction, or if insurance proceeds are not made available to Landlord, or are inadequate, for restoration, this Lease shall terminate at the option of Landlord or Tenant by written notice within sixty (60) days following the occurrence, and the rent shall be abated for the unexpired portion of the Lease effective as of the date of the occurrence.

7.2 PARTIAL DESTRUCTION. If the Premises should be partially damaged by fire or other casualty, and rebuilding or repairs can reasonably be completed within two hundred (200) working days from the date of written notification by Tenant to Landlord of the destruction, and insurance proceeds are adequate and available to Landlord for restoration, this Lease shall not terminate, and Landlord shall at its sole risk and expense proceed with reasonable diligence to rebuild or repair the Building or other improvements to substantially the same condition in which they existed prior to the damage. If the Premises are to be rebuilt or repaired and are untenantable in whole or in part following the damage, the rent payable under this Lease during the period for which the Premises are untenantable shall be adjusted to such an extent as may be fair and reasonable under the circumstances. Tenant shall not be obligated to pay rent for any portion of the Premises which it does not actually occupy during restoration, if such portion is not suitable for Tenant's business operations as reasonably determined by Tenant. In the event that Landlord fails to complete the necessary repairs or rebuilding within two hundred (200) working days from the date of written notification by Tenant to Landlord of the destruction, Tenant may at its option terminate this Lease by delivering written notice of termination to Landlord, whereupon all rights and obligations under this Lease shall cease to exist.

7.3 PROPERTY INSURANCE. Landlord shall not be obligated in any way or manner to insure any personal property (including, but not limited to, any furniture, machinery, goods or supplies) of Tenant upon or within the Premises, any fixtures installed or paid for by Tenant upon or within the Premises, or any improvements which Tenant may construct on the Premises. Tenant shall maintain property insurance on its personal property and shall also maintain plate glass insurance. Tenant shall have no right in or claim to the proceeds of any policy of insurance maintained by Landlord even if the cost of such insurance is borne by Tenant as set forth in Article 2.

7.4 WAIVER OF SUBROGATION. Anything in this Lease to the contrary withstanding, Landlord and Tenant hereby waive and release each other of and from any and all right of recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Premises, the improvements of the Building or personal property within the Building, by reason of fire, other casualty insurable under an "all risk insurance policy", or the elements, regardless of cause or origin, including negligence of Landlord or Tenant and their agents, officers and employees. Landlord and Tenant agree immediately to give their respective insurance companies which have issued policies of insurance covering all risk of direct physical loss, written notice of the terms of the mutual waivers contained in this Section.

7.5 HOLD HARMLESS. Landlord shall not be liable to Tenant's employees, agents, invitees, licensees or visitors, or to any other person, for an injury to person or damage to property on or about the Premises caused by any act or omission of Tenant, its agents, servants or employees, or of any other person entering upon the Premises under express or implied invitation by Tenant, or caused by the improvements located on the Premises becoming out of repair, the failure or cessation of any service provided by Landlord (including security service and devices), or caused by leakage of gas, oil, water or steam or by electricity emanating from the Premises, provided that Landlord shall be responsible for loss resulting from its negligence or willful misconduct or from Landlord's failure to perform repairs within the time required by Section 5.1 hereof. Tenant agrees to indemnify and hold harmless Landlord of and from any loss, attorney's fees, expenses or claims arising out of any such damage or injury, for which Landlord is not liable pursuant to the foregoing provisions.

7.6 PUBLIC LIABILITY INSURANCE. Tenant shall during the term hereof keep in full force and effect at its expense a policy or policies of public liability insurance with respect to the Premises and the business of Tenant, on terms and with companies approved in writing by Landlord, in which both Tenant and Landlord shall be covered by being named as insured parties under reasonable limits of liability not less than $1,000,000, or such greater coverage as Landlord may reasonably require, combined single limit coverage for injury or death. Such policy or policies shall provide that thirty (30) days' written notice must be given to Landlord prior to cancellation thereof. Tenant shall furnish evidence satisfactory to Landlord at the time this Lease is executed that such coverage is in full force and effect.


                             ARTICLE 8. CONDEMNATION

8.1 SUBSTANTIAL TAKING. If all or a substantial part of the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which it is then being used, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease effective on the date physical possession is taken by the condemning authority. Tenant shall have no claim to the condemnation award or proceeds in lieu thereof, except that Tenant shall be entitled to a separate award for the cost of removing and moving its personal property.

8.2 PARTIAL TAKING. If all or a substantial part of the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and this Lease is not terminated as provided in Section 8.1 above, the rent payable under this Lease during the unexpired portion of the term shall be adjusted to such an extent as may be fair and reasonable under the circumstances. Tenant shall not be obligated to pay rent for any portion of the Premises which it does not actually occupy after such taking, if such portion is not suitable for Tenant's business operations as reasonably determined by Tenant, and Tenant shall have the option to terminate this Lease by written notice to Landlord given within sixty (60) days after possession is taken if the remaining portion of the Premises is not suitable for Tenant's business operation as reasonably determined by Tenant. Tenant shall have no claim to the condemnation award or proceeds in lieu thereof, except that Tenant shall be entitled to a separate award for the cost of removing and moving its personal property.


                        ARTICLE 9. ASSIGNMENT OR SUBLEASE

9.1 LANDLORD ASSIGNMENT. Landlord shall have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease and in the Building. Any such sale, transfer or assignment shall operate to release Landlord from any and all liabilities under this Lease arising after the date of such sale, assignment or transfer, provided that the transferee or assignee assumes such liabilities.

9.2 TENANT ASSIGNMENT. Tenant shall not assign, in whole or in part, this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise, or mortgage or pledge the same, or sublet the Premises, in whole or in part, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. In no event shall any such assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder. Notwithstanding anything in this Lease to the contrary, in the event of any assignment or sublease, any option or right of first refusal granted to Tenant shall not be assignable by Tenant to any assignee or sublessee. No assignee or sublessee of the Premises or any portion thereof may assign or sublet the Premises or any portion thereof.

9.3 CONDITIONS OF ASSIGNMENT. If Tenant desires to assign or sublet all or any part of the Premises, it shall so notify Landlord at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant shall provide Landlord with a copy of the proposed assignment or sublease and such information as Landlord might request concerning the proposed sublessee or assignee to allow Landlord to make informed judgments as to the financial condition, reputation, operations and general desirability of the proposed sublessee or assignee. Within seven (7) business days after Landlord's receipt of Tenant's proposed assignment or sublease and all required information concerning the proposed sublease or assignee, Landlord shall have the following options: (1) consent to the proposed assignment or sublease, and, if the rent due and payable by any assignee or sublessee under any such permitted assignment or sublease (or a combination of the rent payable under such assignment or sublease plus any bonus or any other consideration or any payment incident thereto) exceeds the rent payable under this Lease for such space, Tenant shall pay to Landlord one-half (1/2) of such excess rent and other excess consideration within ten (10) days following receipt thereof by Tenant; or (2) refuse, subject to the limitations set forth in Section 9.2 above, to consent to the proposed assignment or sublease, which refusal shall be deemed to have been exercised unless Landlord gives Tenant written notice providing otherwise. Landlord shall, upon Tenant's request, provide the reasons for any refusal. Upon the occurrence of an event of default, if all or any part of the Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or provided by law, may, at its option, collect directly from the assignee or sublessee all rents becoming due to Tenant by reason of the assignment or sublease. Any collection directly by Landlord from the assignee or sublessee shall not be construed to constitute a novation or a release of Tenant or any guarantor from the further performance of its obligations under this Lease.

9.4 RIGHTS OF MORTGAGE. Tenant accepts this Lease subject and subordinate to any recorded mortgage presently existing or hereafter created upon the Building and to all existing recorded restrictions, covenants, easements and agreements with respect to the Building. Landlord is hereby irrevocably vested with full power and authority to subordinate Tenant's interest under this Lease to any first mortgage lien hereafter placed on the Premises, and Tenant agrees upon demand to execute additional instruments subordinating this Lease as Landlord may require. If the interests of Landlord under this Lease shall be transferred by reason of foreclosure or other proceedings for enforcement of any first mortgage or deed of trust on the Premises, Tenant shall be bound to the transferee (sometimes called the "Purchaser") at the option of the Purchaser, under the terms, covenants and conditions of this Lease for the balance of the term remaining, including any extensions or renewals, with the same force and effect as if the Purchaser were Landlord under this Lease, and, if requested by the Purchaser, Tenant agrees to attorn to the Purchaser, including the first mortgagee under any such mortgage if it be the Purchaser, as its Landlord. Notwithstanding the foregoing, Tenant shall not be disturbed in its possession of the Premises so long as Tenant is not in default hereunder.

9.5 TENANT'S STATEMENT.  Tenant agrees to furnish, from time to time, within ten
(10) days after receipt of a request from Landlord or Landlord's mortgagee, a statement certifying, if applicable, the following: Tenant is in possession of the Premises; the Premises are acceptable; the Lease is in full force and effect; the Lease is unmodified; Tenant claims no present charge, lien, or claim or offset against rent; the rent is paid for the current month, but is not prepaid for more than one month and will not be prepaid for more than one month in advance; there is no existing default by reason of some act or omission by Landlord; and such other matters as may be reasonably required by Landlord or Landlord's mortgagee; or specifying any exceptions to such matters. Tenant's failure to deliver such statement, in addition to being a default under this Lease, shall be deemed to establish conclusively that this Lease is in full force and effect except as declared by Landlord, that Landlord is not in default of any of its obligations under this Lease, and that Landlord has not received more than one month's rent in advance. Tenant agrees to furnish, from time to time, within ten (10) days after receipt of a request from Landlord, the most recent financial statement of Tenant, certified as true and correct by Tenant.


   ARTICLE 10. LANDLORD'S LIEN AND SECURITY AGREEMENT (Intentionally omitted)


                        ARTICLE 11. DEFAULT AND REMEDIES

11.1 DEFAULT BY TENANT. The following shall be deemed to be events of default ("Default") by Tenant under this Lease: (1) Tenant shall fail to pay when due any installment of rent or any other payment required pursuant to this Lease and such failure shall continue for a period of five (5) days after written notice to Tenant; (2) Tenant shall abandon any substantial portion of the Premises; (3) Tenant shall fail to comply with any term, provision or covenant of this Lease, other than the payment of rent, and the failure is not cured within thirty (30) days after written notice to Tenant; (4) Tenant shall file a petition or if an involuntary petition is filed against Tenant, or becomes insolvent, under any applicable federal or state bankruptcy or insolvency law or admit that it cannot meet its financial obligations as they become due; or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant; or Tenant shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors; or
(5) Tenant shall do or permit to be done any act which results in a lien being filed against the Premises or the Building and/or project of which the Premises are a part; and Tenant shall not cause such lien to be released or bonded off within thirty (30) days after written notice to Tenant.

In the event that an order for relief is entered in any case under Title 11, U.S.C. (the "Bankruptcy Code") in which Tenant is the debtor and: (A) Tenant as debtor-in-possession, or any trustee who may be appointed in the case (the "Trustee") seeks to assume the lease, then Tenant, or Trustee if applicable, in addition to providing adequate assurance described in applicable provisions of the Bankruptcy Code, shall provide adequate assurance to Landlord of Tenant's future performance under the Lease by depositing with Landlord a sum equal to the lesser of twenty-five percent (25%) of the rental and other charges due for the balance of the Lease term or six (6) months' rent ("Security"), to be held (without any allowance for interest thereon) to secure Tenant's obligation under the Lease, and (B) Tenant, or Trustee if applicable, seeks to assign the Lease after assumption of the same, then Tenant, in addition to providing adequate assurance described in applicable provisions of the Bankruptcy Code, shall provide adequate assurance to Landlord of the proposed assignee's future performance under the Lease by depositing with Landlord a sum equal to the Security to be held (without any allowance or interest thereon) to secure performance under the Lease. Nothing contained herein expresses or implies, or shall be construed to express or imply, that Landlord is consenting to assumption and/or assignment of the Lease by Tenant, and Landlord expressly reserves all of its rights to object to any assumption and/or assignment of the Lease. Neither Tenant nor any Trustee shall conduct or permit the conduct of any "fire", "bankruptcy", "going out of business" or auction sale in or from the Premises.

11.2 REMEDIES FOR TENANT'S DEFAULT. Upon the occurrence of a Default as defined above, Landlord may elect either (i) to cancel and terminate this Lease and this Lease shall not be treated as an asset of Tenant's bankruptcy estate, or (ii) to terminate Tenant's right to possession only without canceling and terminating Tenant's continued liability under this Lease. Notwithstanding the fact that initially Landlord elects under (ii) to terminate Tenant's right to possession only, Landlord shall have the continuing right to cancel and terminate this Lease by giving three (3) days' written notice to Tenant of such further election, and shall have the right to pursue any remedy at law or in equity that may be available to Landlord.

In the event of election under (ii) to terminate Tenant's right to possession only, Landlord may, at Landlord's option, enter the Premises and take and hold possession thereof, without such entry into possession terminating this Lease or releasing Tenant in whole or in part from Tenant's obligation to pay all amounts hereunder for the full stated term. Upon such reentry, Landlord may remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Such reentry shall be conducted in the following manner: without resort to judicial process or notice of any kind if Tenant has abandoned or voluntarily surrendered possession of the Premises; and, otherwise, by resort to judicial process. Upon and after entry into possession without termination of the Lease, Landlord may, but is not obligated to, relet the Premises, or any part thereof, to any one other than the Tenant, for such time and upon such terms as Landlord, in Landlord's sole discretion, shall determine. Landlord may make alterations and repairs to the Premises to the extent deemed by Landlord necessary or desirable to relet the Premises.

Upon such reentry, Tenant shall be liable to Landlord as follows:

         A. For all reasonable attorneys' fees incurred by Landlord in connection with exercising any remedy hereunder;

         B. For the unpaid installments of base rent, additional rent or other unpaid sums which were due prior to such reentry, including interest and late payment fees, which sums shall be payable immediately.

         C. For the installments of base rent, additional rent, and other sums falling due pursuant to the provisions of this Lease for the period after reentry during which the Premises remain vacant, including late payment charges and interest, which sums shall be payable as they become due hereunder.

         D. For all expenses incurred in releasing the Premises, including leasing commissions, reasonable attorneys' fees, and costs of alteration or repairs, which shall be payable by Tenant as they are incurred by Landlord; and

         E. While the Premises are subject to any new lease or leases made pursuant to this Section, for the amount by which the monthly installments payable under such new lease or leases is less than the monthly installment for all charges payable pursuant to this Lease, which deficiencies shall be payable monthly.

Notwithstanding Landlord's election to terminate Tenant's right to possession only, and notwithstanding any reletting without termination, Landlord, at any time thereafter, may elect to terminate this Lease, and to recover (in lieu of the amounts which would thereafter be payable pursuant to the foregoing, but not in diminution of the amounts payable as provided above before termination), as damages for loss of bargain and not as a penalty, an aggregate sum equal to the present value of the amount by which the rental value of the portion of the term unexpired at the time of such election is less than an amount equal to the unpaid base rent and additional rent, and all other charges which would have been payable by Tenant for the unexpired portion of the term of this Lease, which deficiency and all expenses incident thereto, including commissions, attorneys' fees, expenses of alterations and repairs, shall be due to Landlord as of the time Landlord exercises said election, notwithstanding that the term had not expired. If Landlord, after such reentry, leases the Premises, then the rent payable under such new lease shall be conclusive evidence of the rental value of the unexpired portion of the term of this Lease.

If this Lease shall be terminated by reason of bankruptcy or insolvency of Tenant, Landlord shall be entitled to recover from Tenant or Tenant's estate, as liquidated damages for loss of bargain and not as a penalty, the amount determined by the immediately preceding paragraph.

11.3 LANDLORD'S RIGHT TO PERFORM FOR ACCOUNT OF TENANT. If Tenant shall be in Default under this Lease, Landlord may cure the Default at any time for the account and at the expense of Tenant. If Landlord cures a Default on the part of Tenant, Tenant shall reimburse Landlord upon demand for any amount expended by Landlord in connection with the cure, including, without limitation, attorneys' fees and interest.

11.6  INTEREST,  ATTORNEY'S  FEES AND LATE CHARGE.  In the event of a Default by
Tenant: (1) if a monetary default, interest shall accrue on any sum due and unpaid at the rate of the lesser of fifteen percent (15%) per annum or the highest rate permitted by law and, if Landlord places in the hands of an attorney the enforcement of all or any part of this Lease, the collection of any rent due or to become due or recovery of the possession of the Premises, Tenant agrees to pay Landlord's costs of collection, including reasonable attorney's fees for the services of the attorney, whether suit is actually filed or not. Other remedies for nonpayment of rent notwithstanding, if the monthly rental payment or any other payment due from Tenant to Landlord is not received by Landlord on or before the tenth (10th) day of the month for which the rent is due, a late payment charge of five percent (5%) of such past due amount shall become due and payable in addition to such amounts owed under this Lease.

11.5     ADDITIONAL REMEDIES, WAIVERS, ETC.

         A. The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now and hereafter provided by law. All rights and remedies shall be cumulative and not exclusive of each other. Landlord may exercise its rights and remedies at any times, in any order, to any extent, and as often as Landlord deems advisable without regard to whether the exercise of one right or remedy precedes, concurs with or succeeds the exercise of another.

         B. A single or partial exercise of a right or remedy shall not preclude a further exercise thereof, or the exercise of another right or remedy from time to time.

         C. No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiesce to, a Default.

         D. No waiver of Default shall extend to or affect any other Default or impair any right or remedy with respect thereto.

         E. No action or inaction by Landlord shall constitute a waiver of Default.

         F. No waiver of a Default shall be effective unless it is in writing and signed by Landlord.


                 ARTICLE 12. RELOCATION (Intentionally Omitted)


               ARTICLE 13. AMENDMENT AND LIMITATION OF WARRANTIES

13.1 ENTIRE AGREEMENT. IT IS EXPRESSLY AGREED BY TENANT, AS A MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS LEASE, THAT THIS LEASE, WITH THE SPECIFIC REFERENCES TO WRITTEN EXTRINSIC DOCUMENTS, IS THE ENTIRE AGREEMENT OF THE PARTIES; AND THAT THERE ARE, AND WERE, NO VERBAL REPRESENTATIONS,

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


WARRANTIES, UNDERSTANDINGS, STIPULATIONS, AGREEMENTS OR PROMISES PERTAINING TO THIS LEASE, EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE.

13.2 AMENDMENT. THIS LEASE MAY NOT BE ALTERED, WAIVED, AMENDED OR EXTENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY LANDLORD AND TENANT.

13.3 LIMITATION OF WARRANTIES. LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OR MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE.


                            ARTICLE 14. MISCELLANEOUS

14.1 SUCCESSORS AND ASSIGNS. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and assigns. It is hereby covenanted and agreed that should Landlord's interest in the Premises cease to exist for any reason during this Lease, then notwithstanding the happening of such event this Lease nevertheless shall remain unimpaired and in full force and effect, and Tenant hereunder agrees to attorn to the then owner of the Premises.

14.2 USE OR RENT TAX. If applicable in the jurisdiction where the Premises are issued, Tenant shall pay and be liable for all rental, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord under the terms of this Lease. Any such payment shall be paid concurrently with the payment of the rent, additional rent, operating expenses or other charge upon which the tax is based as set forth above.

14.3 ACT OF GOD. Landlord shall not be required to perform any covenant or obligation in this Lease, or be liable in damages to Tenant, so long as the performance or non-performance of the covenant or obligation is delayed, caused or prevented by an act of God, force majeure or by Tenant.

14.4 HEADINGS. The section headings appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any Section.

14.5 NOTICE. All rent and other payments required to be made by Tenant shall be payable to Landlord at the address set forth in Section 1.8. All payments required to be made by Landlord to Tenant shall be payable at the address set forth in Section 1.8, or at any other address within the United States as Tenant may specify from time to time by written notice. Any notice or document required or permitted to be delivered by the terms of this Lease shall be deemed to be delivered (whether or not actually received) upon actual delivery or 48 hours after deposit in the United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the parties at the respective addresses set forth in Section 1.8.

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


14.6 TENANT'S AUTHORITY. If Tenant executes this Lease as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby personally represent and warrant that each such person signing on behalf of the corporation is authorized to do so.

14.7 HAZARDOUS SUBSTANCES. Tenant, its agents or employees, shall not bring or permit to remain on the Premises or Building any asbestos, petroleum or petroleum products, explosives, toxic materials, or substances defined as hazardous wastes, hazardous materials, or hazardous substances under any federal, state, or local law or regulation ("Hazardous Materials"), except in compliance with applicable environmental and other laws. Tenant's violation of the foregoing prohibition shall constitute a material breach and default hereunder and Tenant shall indemnify, hold harmless and defend Landlord from and against any claims, damages, penalties, liabilities, and costs (including reasonable attorney fees and court costs) caused by or arising out of (i) a violation of the foregoing prohibition by Tenant or (ii) the presence of any Hazardous Materials on, under, or about the Premises or the Building during the term of the Lease caused by or arising, in whole or in part, out of the actions of Tenant, its agents or employees. Tenant shall clean up, remove, remediate and repair any soil or ground water contamination and damage caused by the presence and any release of any Hazardous Materials in, on, under or about the Premises or the Building during the term of the Lease caused by or arising, in whole or in part, out of the actions of Tenant, its agents or employees, in conformance with the requirements of applicable law. Tenant shall immediately give Landlord written notice of any suspected breach of this paragraph; upon learning of the presence of any release of any Hazardous Materials, and upon receiving any notices from governmental agencies pertaining to Hazardous Materials which may affect the Premises or the Building. The obligations of Tenant hereunder shall survive the expiration of earlier termination, for any reason, of this Lease.

14.8 SEVERABILITY. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

14.9 LANDLORD'S LIABILITY. If Landlord shall be in default under this Lease and, if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the right, title and interest of Landlord in the Building, as the same may then be encumbered, or by offset against rents, and neither Landlord nor any person or entity comprising Landlord shall be liable for any deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord nor any person or entity comprising Landlord other than the rents and its interest in the Building as herein expressly provided.

14.10 BROKERAGE. Landlord and Tenant each represents and warrants to the other that there is no obligation to pay any brokerage fee, commission, finder's fee or other similar charge in connection with this Lease, other than fees due to PHIL SIMONET OF PARAMOUNT REAL ESTATE CORPORATION which are the responsibility of Landlord. Each party covenants that it will defend, indemnify and hold harmless the other party from and against any loss or liability by reason of brokerage or similar services alleged to have been rendered to, at the instance of, or agreed upon by said indemnifying party. Notwithstanding anything herein to the contrary, Landlord and Tenant agree that there shall be no brokerage fee or commission due on expansions, options or renewals by Tenant.

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


14.11 MANAGEMENT AGENT. Landlord hereby notifies Tenant that the person authorized to execute this Lease and manage the Premises is CSM Corporation, a Minnesota corporation, which has been appointed to act as the agent in leasing management and operation of the Building for owner and is authorized to accept service of process and receive or give receipts for notices and demands on behalf of Landlord. Landlord reserves the right to change the identity and status of its duly authorized agent upon written notice to Tenant.

14.12 EXISTING LEASES. The Landlord and Tenant are parties to leases covering premises located at 4255, 4265 and 4295 Lexington Avenue North, Arden Hills, Minnesota (the "Existing Leases"). The parties acknowledge and agree that a material condition for Landlord's agreement to enter into this Lease, and to enable Landlord to perform its obligations hereunder, is the Amendment of the Existing Leases. Attached hereto and incorporated herein by this reference as EXHIBITS G-1, G-2 and G-3, are the proposed amendments of the Existing Leases (the "Amendments"). This Lease shall only be effective upon full execution and delivery of this Lease and each of the Amendments, by both Landlord and Tenant.

14.13 CONSTRUCTION PROVISIONS. All of the work to be performed by Landlord pursuant to Section 1.3 hereof shall be performed in accordance with the plans and specifications described in Section 6.1 hereof, shall be completed in a good and workmanlike manner, utilizing new and first-grade materials; shall be in conformity with all applicable federal, state and local laws, ordinances, regulations, building codes and fire regulations; shall comply with all insurance requirements of Landlord and Tenant; and shall be free of any liens for labor and materials. Landlord shall use all reasonable efforts to complete such construction on or before the Commencement Date.

For the period  commencing as of the Commencement Date and ending on the day one
(1) year thereafter, Landlord will correct and/or repair, or cause to be corrected and/or repaired, any latent or non-obvious defect, malfunction or failure in or of construction, workmanship, material or operation of the Premises, provided any such defect, malfunction or failure is not the result of any work performed by Tenant, and is not caused by any act or negligence of Tenant, its employees or contractors. At the expiration of the one (1) year period, Landlord shall assign to Tenant all guaranties and warranties made by any contractor, subcontractor or materialmen with respect to the Premises and thereafter Tenant shall have the right, at its option, to enforce all such guaranties and warranties in its name directly against the warrantor. Landlord agrees to exercise good faith efforts to obtain contractor/subcontractor warranties longer than one (1) year, to the extent the same are available without additional cost.

As to items which Tenant has notified Landlord are defective and which are covered by referenced Landlord warranty, Landlord shall proceed expeditiously and in good faith to complete and repair any such items. As a condition thereof, Tenant shall allow Landlord, its employees or contractors, to enter upon the Premises to perform any remedial work required to be performed, and will cooperate with Landlord, its employees or contractors, so that such remedial work can be accomplished as quickly as is reasonable under the circumstances, and with the least amount of interruption to the business of the Tenant.

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


Occupancy of the Premises by Tenant for conducting its business shall constitute an acknowledgement by Tenant, and shall be presumptive evidence, that the Premises are in the condition called for by this Lease and that Landlord has performed all of the construction work it is obligated to perform pursuant to
Section 1.3 hereof, except for such items which are not completed and as to which Tenant shall have given notice to Landlord within thirty (30) days after Tenant takes possession of the Premises (the "Punchlist"), and subject to any latent or non-obvious defects, malfunctions or failures covered by the foregoing warranty by Landlord. Landlord shall proceed expeditiously and in good faith to complete and repair all items set forth on the Punchlist.

In the event of any dispute between Landlord and Tenant as to whether the Premises are substantially complete and ready for occupancy by Tenant for the conduct of Tenant's business, or as to any other claim by Tenant based upon Landlord's warranties and construction obligations contained herein, such dispute shall be resolved by arbitration in accordance with the rules of the American Arbitration Association, or in accordance with such other procedures as shall be mutually approved by the parties. In no event shall the Premises be deemed substantially complete and ready for occupancy by Tenant until a certificate of occupancy (temporary or permanent) (or, if certificates of occupancy are not issued by the municipality, an equivalent final inspection report authorizing Tenant's occupancy and use of the property) has been issued by the city in which the Premises are located. Landlord agrees to exercise every reasonable effort to obtain a final certificate of occupancy as soon as possible following completion of the Premises.

14.14 ADDITIONAL PARKING. As of the Commencement Date, the Parking Plan for the Premises will be as depicted in EXHIBIT A. Upon written request from Tenant, Landlord will install additional parking on the Premises, and on the premises covered by the Existing Leases, generally in accordance with the parking layout shown on attached EXHIBIT A-1, subject to the following conditions:

      (i) Landlord's application for and acquisition of all governmental permits and appraisals necessary to permit Landlord to proceed with construction and installation of such additional parking;

      (ii) Landlord shall, following acquisition of necessary permits and approvals, immediately proceed with construction of such additional parking and shall complete the same within ninety
                  (90) days, subject to force majeure delays, including adverse weather conditions (Note: the normal paving season is May 15th through October 15th of each year);

      (iii) From and after the date of completion of the construction and installation of such parking, the Base Rent payable by Tenant under this Lease shall be increased, annually, by an amount equal to 13.35% of the costs incurred by Landlord in connection with the construction of such additional parking, which increased rent shall be payable monthly, as a part of Tenant's Monthly Base Rent.

At any time following the expiration of the fifth lease year, Landlord may, at its option, proceed with the additional parking, or a portion thereof, and from and after the date of

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


completion thereof, the Base Rent payable by Tenant hereunder shall be increased in accordance with Subsection (iii) above.

14.15 GUARANTY. The Landlord has required, as a condition to its execution of this Lease, that Fair, Isaac and Company, Incorporated unconditionally guarantee the full performance of the Tenants obligations hereunder. The Tenant agrees to deliver such guaranty, in the form of EXHIBIT H attached hereto and incorporated herein by reference, within ten (10) days following the full execution of this Lease by Landlord and Tenant. In the event Tenant fails to deliver such guaranty, Landlord may, at its option terminate this Lease upon five (5) days written notice to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease effective the day and year first above written.

LANDLORD:                                   TENANT:

CSM CORPORATION                             DYNAMARK, INC.


BY: _______________________________         BY: _______________________________

ITS: _______________________________        ITS: _______________________________

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